UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2015

VAALCO Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32167	76-0274813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 Richmond Avenue, Suite 700 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 623-0801

Not Applicable

(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 23, 2015, VAALCO Energy, Inc. (the “Company”) issued a press release announcing that it has filed preliminary proxy materials with the Securities and Exchange Commission (the “SEC”) to hold a special meeting of stockholders on January 5, 2016 (the “Special Meeting”). As described in the press release, the purpose of the Special Meeting will be to enable stockholders to vote on a proposal to amend the Company’s certificate of incorporation (the “Charter”) so that stockholders will have the power to remove directors without cause. In addition, stockholders will be able to vote on the proposals to remove and replace a majority of the Company’s Board of Directors put forward by Group 42, Inc., Bradley L. Radoff and certain other participants (collectively, the “Group 42–BLR Group”) in the preliminary consent statement filed with the SEC by the Group 42–BLR Group on November 20, 2015 (the “Consent Solicitation”).

The Company’s preliminary proxy materials, as described in the press release, noted that the proposed action by the Group 42–BLR Group to remove directors without cause conflicts with the Charter, which provides that directors may be removed only for cause. The Company noted that, under the Charter, the Group 42–BLR Group’s proposal to remove directors without cause is not a proper matter for stockholder action and that the Company is therefore obliged to consider any such purported action under the Consent Solicitation to be null and void. The press release noted that the Group 42–BLR Group has continued to reject the Company’s offer to add one designee of the Group 42–BLR Group to the board of directors as a means to achieve a settlement.

The press release urges all stockholders of the Company to refrain from taking any action (including returning any consent card sent by the Group 42-BLR Group) at this time.

A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference in its entirety.

The Company has fixed December 15, 2015 as the record date for determination of the stockholders entitled to notice of and to vote at the Special Meeting.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of VAALCO Energy, Inc. dated November 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO Energy, Inc.

Date: November 23, 2015	By:	/s/ Eric J. Christ
	Name:	Eric J. Christ
	Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

99.1	Press Release of VAALCO Energy, Inc. dated November 23, 2015